SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: July 24, 2003



                                   AT&T CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

        1-1105                                             13-4924710
(Commission File Number)                       (IRS Employer Identification No.)


                 One AT&T Way
             Bedminster, New Jersey                                07921
     (Address of Principal Executive Offices)                    (Zip Code)


       Registrant's telephone number, including area code: (908) 221-2000


                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)

A New York                       Commission File                 I.R.S. Employer
Corporation                        No. 1-1105                     No. 13-4924710

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (c) EXHIBITS

                Exhibit 99 - Press release dated July 24, 2003.


ITEM 9. REGULATION FD DISCLOSURE.

     On July 24, 2003, AT&T Corp. issued a press release announcing financial results for the second quarter and year-to-date 2003. A copy of the press release is attached as Exhibit 99.

This information furnished under "Item 9. Regulation FD Disclosure" is intended to be furnished under said Item 9 and also under "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

                                                                      Exhibit 99


                                                             [AT&T Logo Omitted]

NEWS RELEASE
--------------------------------------------------------------------------------
FOR RELEASE WEDNESDAY, JULY 24, 2003

                  AT&T Announces Second Quarter 2003 Earnings;
     Board of Directors States its Intention to Increase the Dividend by 27% and Authorizes the Repurchase of up to $2 Billion in Debt

o  Second quarter earnings per diluted share from continuing operations of $0.68
o  Consolidated revenue of $8.8 billion
o  Operating income of $1.0 billion

BEDMINSTER, N.J. -- AT&T (NYSE: T) today reported income from continuing operations of $536 million, or earnings per diluted share of $0.68, for the second quarter of 2003. The company's current quarter income from continuing operations compares to income of $603 million, or earnings per diluted share of $0.80, in the second quarter of 2002. AT&T's overall net income of $536 million, compares to a loss of $12.8 billion for the second quarter of 2002, which included a significant loss from discontinued operations.

"AT&T's second quarter results reflect our relentless focus on managing costs and driving share gains in key areas of our business despite ongoing economic weakness and increased competitive pressures," said AT&T Chairman and Chief Executive Officer David W. Dorman. "We continue to leverage our industry-leading scale and global networking expertise to widen our competitive advantages and position AT&T for the eventual economic turnaround."

AT&T reported second quarter 2003 consolidated revenue of $8.8 billion, which included $6.4 billion from AT&T Business Services and $2.4 billion from AT&T Consumer Services. This represents a consolidated revenue decline of 8.2 percent versus the second quarter of 2002, primarily due to continued declines in long distance (LD) voice revenue, partially offset by the continued success of AT&T Consumer Services' bundled local and LD offering, as well as growth in several key markets of AT&T Business Services.

AT&T's second quarter 2003 operating income totaled $1.0 billion, resulting in a consolidated operating margin of 11.7 percent. AT&T Business Services posted operating income of $597 million, yielding a margin of 9.3 percent, while AT&T Consumer Services generated operating income of $489 million, yielding a margin of 20.6 percent.

AT&T also announced that its Board of Directors has stated its intention to increase the company's quarterly per share cash dividend by $0.05, to $0.2375, beginning with AT&T's third quarter dividend payable in November. Additionally, the company announced that the Board has authorized management to repurchase up to $2 billion of debt, subject to market conditions and other relevant considerations.

"AT&T continues to generate strong earnings and cash flow while carefully managing its costs and capital spending," said AT&T Chief Financial Officer Thomas W. Horton. "Today's announcement of a change in dividend policy, coupled with our plan to repurchase additional debt, demonstrates our ongoing commitment to returning value to our investors while maintaining our overall financial flexibility and balance sheet strength."

AT&T UNIT HIGHLIGHTS

AT&T Business Services

o Revenue was $6.4 billion, a decline of 5.0 percent from the prior year second quarter. The unit's revenue performance reflects pricing pressure, weakness in retail demand and overall telecommunications spending, partially offset by strong growth in local voice, wholesale LD voice and IP&E-services revenue.

o Long distance voice revenue declined 10.9 percent on a quarter-over-quarter basis, driven by continued pricing pressure, partially offset by volume growth. Volumes grew approximately 12 percent on a quarter- over-quarter basis, driven by strong wholesale growth, which more than offset the decline in retail volumes.

o Local voice revenue grew approximately 39 percent from the prior year second quarter. Local access lines totaled over 4.2 million at the end of the current period, representing an increase of nearly 135,000 lines from the first quarter of 2003.

o IP&E-services revenue grew 13.1 percent, while data services revenue declined 4.1 percent from the prior year quarter.

o The managed component of total data services and IP&E-services revenue grew more than 6 percent from the prior year second quarter and now comprises approximately 31 percent of this revenue total.

o Operating income totaled $597 million. Operating margin was 9.3 percent, compared with 12.7 percent in the prior year second quarter. The decline is primarily due to pricing pressure, weak retail demand resulting from a soft economy, and a mix shift from higher margin retail LD voice service to lower margin wholesale, data and IP&E services.


AT&T Consumer Services

o Revenue was $2.4 billion, a decline of 18.4 percent versus the prior year second quarter, driven by the continued impact of competition, wireless and Internet substitution, and customer migration to lower priced products and calling plans. The revenue decline was partially offset by growth in bundled revenue, which nearly doubled compared to the prior year second quarter and now represents over 19 percent of total AT&T Consumer Services' revenue.

o        Operating income totaled $489 million, yielding an operating margin of
         20.6 percent, compared with 27.0 percent in the prior year second quarter. The year-over-year decline reflects the impact of substitution, mix shift and competition.

o At the end of the second quarter, AT&T Consumer provided local service to more than 3.1 million customers, an increase of more than 100 percent from the prior year second quarter. During the current reporting period, AT&T began offering service in the Indiana, Maryland, Virginia and Massachusetts. As of June 30, 2003, local service was available in 12 markets. The company expects to offer local service in as many as 22 markets by the end of 2003.

OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS

o Second quarter 2003 net income of $536 million included a restructuring charge of $66 million related to separation costs associated with the realignment of the company's management.

o AT&T realized $25 million of equity earnings, net of income taxes, during the second quarter of 2003 primarily due to the favorable settlement of Concert related items.

o Other income in the second quarter primarily consisted of investment-related income, gains from sales of our investment in Time Warner Telecom and the mark-to-market impacts of financial instruments.

o AT&T ended the quarter with net debt of $10.8 billion. Net debt is defined as total debt of $17.5 billion less cash of $5.3 billion, restricted cash of $0.5 billion and net foreign debt fluctuations of $1.0 billion.

o Free cash flow was $1.4 billion for the second quarter. Free cash flow is defined as cash flow from operations of $2.1 billion less cash used for capital expenditures of $0.8 billion.

o        Capital expenditures for the second quarter were $790 million.

o The company stated that it had completed nearly two-thirds of the employee separations that it had taken charges for in 2002 by the end of the 2003 second quarter, and that it will continue to drive additional cost efficiencies going forward. This is expected to result in a charge similar to or slightly higher than the current quarter charge during the second half of 2003, the majority of which could occur in the third quarter of 2003.

o The combined effect of AT&T's previously announced employee separations and its ongoing management redesign effort will result in up to a 9% reduction in the company's 2003 year-end headcount versus year-end 2002 levels, yielding an annualized cost savings of more than $500 million in the first full year after completion of these efforts.

o The Board of Directors has stated its intention to increase the quarterly dividend by $0.05 per share, starting with the third quarter dividend payable in November 2003. The actual declaration of the third quarter dividend has not yet taken place and will be subject to the usual review of the financial condition of the Company and other relevant factors by the Board of Directors at the time of the declaration.

o The Board of Directors has authorized the repurchase of up to $2 billion in debt. The timing and method of any such repurchases have not yet been determined and will depend on various market conditions and all other relevent factors and may take the form of calls, tender offers or open market purchases.

DEFINITIONS and NOTES
AT&T Business Services
LD Voice - includes all of AT&T's domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice - includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services- includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) - includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other - includes complex bundled solutions primarily in the wide area/local area network space, AT&T's professional services revenue associated with the company's federal government customers, as well as all other Business Services revenue (and eliminations) not previously defined. Also includes revenue from AT&T Latin America prior to the first quarter of 2003.

Data, IP&E-Services - Percent Managed - managed services refers to AT&T's management of a client's network or network and applications including applications that extend to the customer premise equipment.

Data, IP&E-Services - Percent International - a data service that either originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer Services
Bundled Services - includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone LD, Transactional & Other Services - includes any customer with solely a long distance relationship, non-voice products, or a non subscription-based relationship.

Local Customers - residential customers who subscribe to AT&T local service.

Bundled Households - number of households in targeted markets where there is general availability of AT&T local service.

Other Definitions and Notes
Restricted cash - $0.5 billion of cash that collateralizes a portion of private debt and is included in "other assets" on the balance sheet.

Foreign currency fluctuations - represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately $1.0 billion at June 30, 2003, on non-U.S. denominated debt of about $4.0 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in "other assets" on the balance sheet.

Income Statement

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Three Months Ended
                                                                                            June 30,
                                                                                      2003           2002           Change
REVENUE
AT&T Business Services                                                             $ 6,406        $ 6,742            (5.0%)
AT&T Consumer Services                                                               2,376          2,911           (18.4%)
Corporate and Other                                                                     13            (73)          117.8%
                                                                                   -----------------------
Total Revenue                                                                        8,795          9,580            (8.2%)

OPERATING EXPENSES
Access and other connection                                                          2,708          2,747            (1.4%)
Costs of services and products                                                       1,958          2,086            (6.2%)
Selling, general and administrative                                                  1,837          1,942            (5.4%)
Depreciation and amortization                                                        1,197          1,213            (1.4%)
Net restructuring and other charges                                                     66              -              N/A
                                                                                   -----------------------
Total operating expenses                                                             7,766          7,988            (2.8%)

Operating Income                                                                     1,029          1,592           (35.3%)
Other income (expense), net                                                             86            (50)          271.9%
Interest (expense)                                                                    (296)          (336)          (12.1%)
                                                                                   -----------------------

Income from continuing operations before income taxes,
minority interest income, and net earnings (losses) related to
equity investments                                                                     819          1,206           (32.1%)

(Provision) for income taxes                                                          (308)          (513)          (39.9%)
Minority interest income                                                                 -             33          (100.0%)
Net income/(losses) related to equity investments                                       25           (123)          120.5%
                                                                                   -----------------------
Income from continuing operations                                                      536            603           (11.0%)
(Loss) from discontinued operations - net of taxes                                       -        (13,433)             N/A
                                                                                   -----------------------
Net income (loss)                                                                    $ 536        (12,830)          104.2%
                                                                                   -----------------------

Weighted-average common shares (millions)                                              787            730
Weighted-average common shares and potential common shares (millions)                  787            750

PER BASIC SHARE:
Earnings from continuing operations                                                 $ 0.68         $ 0.83           (18.1%)
(Loss) from discontinued operations                                                      -         (18.41)             N/A
                                                                                   -----------------------
Earnings (loss) per basic share                                                     $ 0.68       $ (17.58)          103.9%
                                                                                   -----------------------

PER DILUTED SHARE:
Earnings from continuing operations                                                 $ 0.68         $ 0.80           (15.0%)
(Loss) from discontinued operations                                                      -         (17.91)             N/A
                                                                                   -----------------------
Earnings (loss) per diluted share                                                   $ 0.68       $ (17.11)          104.0%
                                                                                   -----------------------

Dividends declared per share                                                      $ 0.1875       $ 0.1875

Quarterly Income Statements

------------------------------------------------------------------------------------------------------------------------------------

                                        Dollars in millions (except per share amounts)

                                                          2Q03       1Q03      4Q02      3Q02      2Q02      1Q02       2002
REVENUE
AT&T Business Services                                    $ 6,406    $ 6,437   $ 6,588   $ 6,700   $ 6,742   $ 6,528    $26,558
AT&T Consumer Services                                      2,376      2,536     2,736     2,794     2,911     3,086     11,527
Corporate and Other                                            13         13       (34)      (85)      (73)      (66)      (258)
Total revenue                                               8,795      8,986     9,290     9,409     9,580     9,548     37,827

OPERATING EXPENSES
Access and other connection                                 2,708      2,698     2,576     2,679     2,747     2,788     10,790
Costs of services and products                              1,958      2,011     2,197     2,066     2,086     2,014      8,363
Selling, general and administrative                         1,837      1,921     2,077     2,032     1,942     1,937      7,988
Depreciation and amortization                               1,197      1,186     1,257     1,243     1,213     1,175      4,888
Net restructuring and other charges                            66          4     1,463       (26)        -         -      1,437
Total operating expenses                                    7,766      7,820     9,570     7,994     7,988     7,914     33,466
Operating income (loss)                                     1,029      1,166      (280)    1,415     1,592     1,634      4,361

Other income (expense), net                                    86         10       208      (180)      (50)      (55)       (77)
Interest (expense)                                           (296)      (332)     (361)     (355)     (336)     (396)    (1,448)
Income (loss) from continuing operations before income
taxes, minority interest income and net earnings (losses)
related to,equity investments                                 819        844      (433)      880     1,206     1,183      2,836

(Provision) for income taxes                                 (308)      (297)     (225)     (370)     (513)     (479)    (1,587)
Minority interest income                                        -          1        33        28        33        20        114
Net (losses) earnings related to equity investments            25        (19)       14       (13)     (123)     (278)      (400)
Income (loss) from continuing operations                      536        529      (611)      525       603       446        963
(Loss) from discontinued operations - net of taxes              -          -      (197)     (318)  (13,433)     (565)   (14,513)
Gain on disposition of discontinued operations - net of
  taxes                                                         -          -     1,324         -         -         -      1,324
Income (loss) before cumulative effect of accounting
changes                                                       536        529       516       207   (12,830)     (119)   (12,226)
Cumulative effect of accounting changes, net of taxes           -         42         -         -         -      (856)      (856)
Net income (loss)                                           $ 536      $ 571     $ 516     $ 207 $ (12,830)   $ (975) $ (13,082)

Weighted-average common shares (millions)                     787        784       776       770       730       709        746
Weighted-average common shares and potential common shares
  (millions)                                                  787        785       776       788       750       738        766

PER BASIC SHARE:
Earnings (loss) from continuing operations                 $ 0.68     $ 0.67   $ (0.79)   $ 0.68   $  0.83    $ 0.63    $  1.29
(Loss) from discontinued operations                             -          -     (0.26)    (0.41)   (18.41)    (0.80)    (19.44)
Gain on disposition of discontinued operations                  -          -      1.71         -         -         -       1.77
Cumulative effect of accounting changes                         -       0.06         -         -         -     (1.21)     (1.15)
Earnings (loss) per basic share                            $ 0.68     $ 0.73   $  0.66    $ 0.27   $(17.58)   $(1.38)   $(17.53)
PER DILUTED SHARE:
Earnings (loss) from continuing operations                 $ 0.68     $ 0.67   $ (0.79)   $ 0.67   $  0.80    $ 0.60    $  1.26
(Loss) from discontinued operations                             -          -     (0.26)    (0.41)   (17.91)    (0.76)    (18.95)
Gain on disposition of discontinued operations                  -          -      1.71         -         -         -       1.73
Cumulative effect of accounting changes                         -       0.06         -         -         -     (1.16)     (1.12)
Earnings (loss) per diluted share                          $ 0.68     $ 0.73   $  0.66    $ 0.26   $(17.11)   $(1.32)   $(17.08)
------------------------------------------------------------------------------------------------------------------------------------

Historical Segment Data

------------------------------------------------------------------------------------------------------------------------------------

                                                             2Q03       1Q03      4Q02       3Q02      2Q02       1Q02      2002
LD Voice                                                     $ 2,873    $ 2,961   $ 2,853    $ 3,129   $ 3,224    $ 3,048   $12,254
Local Voice(1)                                                   384        335       336        274       277        268     1,155
Total Voice                                                    3,257      3,296     3,189      3,403     3,501      3,316    13,409

Data Services                                                  1,993      2,000     2,079      2,086     2,077      2,018     8,260
IP&E-Services                                                    459        445       442        421       406        408     1,677
Total Data Services, IP&E-Services                             2,452      2,445     2,521      2,507     2,483      2,426     9,937

Outsourcing, Professional Services & Other                       697        696       878        790       758        786     3,212

Total Revenue                                                  6,406      6,437     6,588      6,700     6,742      6,528    26,558
Operating Income (Loss)(2)                                       597        600      (612)       854       856        867     1,965
Operating Margin                                                9.3%       9.3%     (9.3%)     12.7%     12.7%      13.3%      7.4%
Capital Expenditures                                             763        636     1,297        912       930        575     3,714
Depreciation & Amortization                                    1,133      1,126     1,173      1,128     1,141      1,104     4,546

Total Data Services, IP&E-Services - % managed                   31%        30%       30%        29%       29%        29%       29%
Total Data Services, IP&E-Services - % international             14%        14%       15%        14%       15%        13%       14%
LD Volume Growth - Yr/Yr                                         12%        12%        7%         2%       (1%)       (1%)       2%
LD Volume % Wholesale                                            47%        45%       42%        38%       34%        33%       37%
------------------------------------------------------------------------------------------------------------------------------------

Standalone LD, Transactional and Other Services              $ 1,916    $ 2,112   $ 2,375    $ 2,499   $ 2,670    $ 2,869   $10,413
Bundled Services                                                 460        424       361        295       241        217     1,114
Total Revenue                                                  2,376      2,536     2,736      2,794     2,911      3,086    11,527
Operating Income(3)                                              489        632       389        595       787        821     2,592
Operating Margin                                               20.6%      24.9%     14.2%      21.3%     27.0%      26.6%     22.5%
Capital Expenditures                                              19         22        32         34        33         28       127
Depreciation & Amortization                                       36         35        57         89        43         41       230

Local Customers (in thousands)                                 3,130      2,778     2,423      1,916     1,549      1,266     2,423
Bundled Households (in millions)                                40.1       32.2      32.2       32.2      17.6       13.1      32.2
------------------------------------------------------------------------------------------------------------------------------------

Revenue                                                         $ 13       $ 13     $ (34)     $ (85)    $ (73)     $ (66)   $ (258)
Operating (Loss)(4)                                              (57)       (66)      (57)       (34)      (51)       (54)     (196)
Capital Expenditures                                               8          4        17         23        13         10        63
Depreciation & Amortization                                       28         25        27         26        29         30       112
------------------------------------------------------------------------------------------------------------------------------------

Revenue                                                      $ 8,795    $ 8,986   $ 9,290    $ 9,409   $ 9,580    $ 9,548   $37,827
Operating Income (Loss)(5)                                     1,029      1,166      (280)     1,415     1,592      1,634     4,361
Operating Margin                                               11.7%      13.0%     (3.0%)     15.0%     16.6%      17.1%     11.5%
Capital Expenditures                                             790        662     1,346        969       976        613     3,904
Depreciation & Amortization                                    1,197      1,186     1,257      1,243     1,213      1,175     4,888

(1) Local access lines for the second quarter exceeded 4.2M, an increase of nearly 135,000 from a restated 1Q03 amount of 4.1M.
  The 1Q03 amount has been adjusted to reflect approximately 310,000 broadband access lines not previously reported.
(2) Includes business restructuring and asset impairment (charges) benefits of ($47M) in 2Q03, ($1,230M) in 4Q02 and $27M in 3Q02.
(3) Includes business restructuring and asset impairment (charges) benefits of ($5M) in 2Q03, ($223M) in 4Q02 and $12M in 3Q02.
(4) Includes business restructuring (charges) of ($14M) in 2Q03, ($10M) in 4Q02 and ($13M) in 3Q02.
(5) Includes business restructuring and asset impairment (charges) benefits of ($66M) in 2Q03, ($1,463M) in 4Q02 and $26M in 3Q02.

Balance Sheet

------------------------------------------------------------------------------------------------------------------------------------

                                                                          June 30,      December 31,         %
                                                                            2003            2002           Change
ASSETS
Cash and cash equivalents                                                 $ 5,256          $ 8,014         (34.4%)
Accounts receivable, less allowances of $709 and $669                       4,771            5,286          (9.7%)
Deferred income taxes                                                         779              910         (14.4%)
Other current assets                                                        1,026            1,693         (39.4%)
                                                                          -------------------------
  Total Current Assets                                                     11,832           15,903         (25.6%)

Property, plant and equipment, net of accumulated
  depreciation of $33,017 and $31,021                                      24,831           25,604          (3.0%)
Goodwill                                                                    4,727            4,626           2.2%
Other purchased intangible assets, net of accumulated
   depreciation of $280 and $244                                              530              556          (4.7%)
Prepaid pension costs                                                       3,723            3,596           3.5%
Other assets                                                                4,741            4,987          (4.9%)
                                                                          -------------------------
TOTAL ASSETS                                                              $50,384          $55,272          (8.8%)
                                                                          -------------------------

LIABILITIES
Accounts payable                                                          $ 3,300          $ 3,819         (13.6%)
Payroll and benefit-related liabilities                                       963            1,519         (36.6%)
Debt maturing within one year                                               3,915            3,762           4.1%
Other current liabilities                                                   2,895            2,924          (1.0%)
                                                                          -------------------------
   Total Current Liabilities                                               11,073           12,024          (7.9%)

Long-term debt                                                             13,563           18,812         (27.9%)
Long-term benefit-related liabilities                                       4,185            4,001           4.6%
Deferred income taxes                                                       5,047            4,739           6.5%
Other long-term liabilities and deferred credits                            3,233            3,384          (4.5%)
                                                                          -------------------------
   Total Liabilities                                                       37,101           42,960         (13.6%)
                                                                          -------------------------

SHAREOWNERS' EQUITY
AT&T Common Stock, $1 par value, authorized 6,000,000,000 shares;
  issued and outstanding 787,543,059 shares (net of 171,760,068 treasury shares) at June 30, 2003 and 783,037,580 shares
  (net of 171,801,716 treasury shares) at December 31, 2002                   788              783           0.6%
Additional paid-in capital                                                 27,980           28,163          (0.6%)
Accumulated deficit                                                       (15,459)         (16,566)          6.7%
Accumulated other comprehensive loss                                          (26)             (68)         62.3%
                                                                          -------------------------
   Total Shareowners' Equity                                               13,283           12,312           7.9%
                                                                          -------------------------

TOTAL LIABILITIES & SHAREOWNERS' EQUITY                                  $ 50,384         $ 55,272          (8.8%)
                                                                         --------------------------

Note to Financial Media: AT&T executives will discuss the company's performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-276-0010 to access the call. Callers outside the U.S. should dial
+ 1-612-326-1003.

In addition, Internet rebroadcasts of the call will be available on the AT&T Web site beginning later today. The Web site address is http://www.att.com/ir. An audio rebroadcast of the conference call will be available beginning in the afternoon on Thursday, July 24 until midnight on Friday, July 25. To access the replay, please visit http://www.att.com/ir, or U.S. callers can dial 800-475-6701, access code 661280. Callers outside the U.S. should dial +1-320-365-3844, access code 661280.


The foregoing, including statements relating to possible future dividends, are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T. The declaration of future dividends is made at the discretion of AT&T's Board of Directors, which will consider AT&T's financial condition and all other relevant factors, and there can be no assurance as to the declaration and amount of future dividends, if any.


                                      # # #

Form 8-K                                                              AT&T Corp.
July 24, 2003

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AT&T CORP.



                                  /s/  Robert S. Feit
                                  ---------------------------
                                  By:  Robert S. Feit
                                       Vice President - Law and Secretary


July 24, 2003